Exhibit 99.1

NEW JERSEY RESOURCES ANNOUNCES EXECUTIVE PROMOTIONS

Wall, NJ, December 23, 2022 –New Jersey Resources (NYSE: NJR) announced the following executive promotions that position the company to execute on its growth strategy and information technology (IT) priorities.

Jacqueline K. Shea has been promoted to Senior Vice President and Chief Information Officer. Ms. Shea joined NJR in 2016 as Vice President and Chief Information Officer after serving more than three decades in the IT field. In this senior leadership role, she leads the digital transformation strategy and is responsible for overseeing the enterprise-wide modernization of NJR’s digital business applications and IT infrastructure in alignment with its core business strategies. Ms. Shea also leads the investment, planning and management of the company’s IT portfolio, including cyber security, information infrastructure, internet and business applications, technology innovation and overall end-user support.

Stephen Skrocki, Corporate Controller, was named Principal Accounting Officer and a member of NJR’s leadership team. Mr. Skrocki joined the company in 2017 as Assistant Corporate Controller and was promoted to Corporate Controller in 2021 with responsibility for NJR’s accounting functions. Previously, Mr. Skrocki served in a variety of roles of increasing responsibility, most recently as Audit Director, at BDO USA, a leading provider of assurance, tax and advisory services.

“Jackie and Stephen are valued members of our team, and continue to distinguish themselves with sound leadership, proven expertise and a commitment to excellence” said Steve Westhoven, President and CEO of New Jersey Resources. “I am confident they will continue to excel in their leadership roles and support the continued growth and performance of our company.”

These changes will be effective January 1, 2023.

About New Jersey Resources

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that, through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

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New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains over 7,700 miles of natural gas transportation and distribution infrastructure to serve over 569,000 customers in New Jersey’s Monmouth, Ocean and parts of Morris, Middlesex and Burlington counties.

NEW JERSEY RESOURCES ANNOUNCES EXECUTIVE PROMOTIONS

•	NJR Clean Energy Ventures invests in, owns and operates solar projects with a total capacity of more than 380 megawatts, providing residential and commercial customers with low-carbon solutions.

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NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

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Storage & Transportation serves customers from local distributors and producers to electric generators and wholesale marketers through its ownership of Leaf River and the Adelphia Gateway Pipeline Project, as well as our 50% equity ownership in the Steckman Ridge natural gas storage facility.

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NJR Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NJR and its nearly 1,300 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

Follow us on Twitter @NJNaturalGas.
“Like” us on facebook.com/NewJerseyNaturalGas.

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